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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         INLAND STEEL INDUSTRIES INC.
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               (Name of Registrant as Specified In Its Charter)


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[LETTERHEAD OF INLAND STEEL INDUSTRIES]

                                                May 15, 1997


Via Facsimile and
 Overnight Courier


Alfred D. Kingsley, Senior Managing Director
Greenway Partners, L.P.
277 Park Avenue, 27th Floor
New York, New York 10172

RE: Letter Stock Proposal
    ---------------------

Dear Mr. Kingsley:

     I am writing on behalf of Inland Steel Industries, Inc. to respond to the proposal you and Gary Duberstein made to George Ranney and me when we met on May 2, 1997. You proposed, on behalf of Greenway Partners, that Inland both (i) create and distribute to its shareholders a new letter stock that would track the earnings of Ryerson Tull, Inc. and also (ii) in some manner convert that stock to common stock of Ryerson Tull in approximately two years if Inland's shareholders vote to do so at that time.

     You acknowledged that Greenway's existing proposal to spin off Ryerson Tull at this time would, if implemented, result in a significant tax cost to Inland. Instead, you advanced Greenway's letter stock proposal as a replacement for the Greenway proposal, now on Inland's proxy statement, that Inland spin off Ryerson Tull to Inland's shareholders.

     Inland has given careful consideration to Greenway's letter stock proposal and has decided not to pursue it. Among other factors, Inland and its investment bankers have concluded that having Ryerson Tull's earnings tracked by a letter stock issued by Inland at the same time as Ryerson Tull's own common stock is publicly traded would cause substantial confusion in the market. Indeed, a thorough review did not reveal a single company with both publicly traded equity and letter stock that tracks its earnings.

     The ability of investors to purchase the common stock of Ryerson Tull already provides many of the advantages a letter stock would potentially create -- without the disadvantages of a letter stock. Adding a Ryerson Tull letter stock to the mix on top of publicly traded Ryerson Tull common stock would produce a capital structure that would be unnecessarily complex.

     We appreciate your acknowledgment that Greenway's existing spin-off proposal would, if implemented, have a significant tax cost, and we urge you to withdraw that proposal. We want to assure you that we are receptive to new ideas and give them thorough and serious consideration, but we do not believe that either your spin-off proposal or your letter stock proposal are the right steps at this time.



                                        Yours truly,



                                        Jay M. Gratz



cc:  Robert J. Darnall            Board of Directors
     George A. Ranney, Jr.